Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Deutsche Portfolio Trust on Form N-1A (“Registration Statement”) of our report dated March 21, 2017 relating to the financial statements and financial highlights which appears in the January 31, 2017 Annual Report to Shareholders of Deutsche Core Plus Income Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 29, 2017